EXHIBIT 99.1

Deer Consumer Products, Inc. Announces Acquisition of Chinese Kitchen Appliances Manufacturer, Raises 2010 Sales and Earnings Guidance, Provides Business Updates

- Acquisition immediately accretive to 2010 earnings
- Deer has almost $3 per share in cash, without any long term debts
- Sufficient cash on hand to fund current growth plan, no bank borrowing or credit needs
- Raises 2010 revenue guidance to $155 million from previous guidance of $140 million
- Raises 2010 net income guidance to $24 million from previous guidance of $22.5 million
- Anticipates China’s GDP growth to fuel continued strong Deer earnings growth in 2010
- Sees no negative impact on Deer’s business from China’s economic policy adjustments
- To report strong Q4/09 and 2009 financial results around mid March

NEW YORK, February 8, 2010 /PRNewswire-FirstCall/ — Deer Consumer Products, Inc. ("Deer") (Nasdaq: DEER; website: www.Deerinc.com), one of the world's largest designers and OEM/ODM manufacturers of home and kitchen electronics marketing to both global and Chinese domestic consumers, announced today the company has acquired the assets of a leading regional manufacturer of kitchen electronics that markets its products in the Chinese domestic markets. Deer anticipates the acquisition to be fully integrated into Deer’s business by Q2/2010 and to be immediately accretive to Deer’s 2010 earnings. Deer has agreed to pay no more than 4 times the historical earnings multiples of the acquired company for the synergistic acquisition.

The acquisition is estimated to contribute approximately $20 million in sales and approximately $2 million in net income to Deer in 2010.

Raising 2010 Sales and Earnings Guidance

Deer is raising its 2010 revenue guidance to approximately $155 million from previous guidance of $140 million. Deer is also raising its 2010 net income guidance to approximately $24 million from previous guidance of $22.5 million.

Business Updates

Deer has been operating its business with a strong balance sheet and strong cash flow and has almost $3 per share in cash. Management believes that the company has sufficient cash on hand to fund its current growth strategies and does not anticipate any bank borrowing or credit needs. Deer’s production facilities currently operate on a daily 3 shift basis fulfilling customer orders. Deer’s growth strategies retain intact - global sales expansion while focusing on increasing China domestic market presence through both organic growth and accretive strategic acquisitions.

No Negative Impact on Business from China’s Economic Policy Adjustments

Management believes that Deer is a direct beneficiary of China’s anticipated continuing GDP expansion and consumer wealth growth. Based on robust customer order flow and order backlogs that Deer is currently experiencing from both domestic and global customers, management does not foresee any negative impact on its business from China’s macro economic policy adjustments. Management believes that Deer is well positioned to further benefit from China’s economic growth and potential global economic recovery.

To Report 2009 Financial Results by Mid March 2010

Deer anticipates reporting 2009 financial results around mid March 2010. The Company’s 2009 fiscal year end reporting deadline is March 31, 2010. Deer has previously provided 2009 sales and earnings guidance significantly increasing revenue and income from 2008. Deer is not changing its previously released 2009 financial guidance.

Management Comments

Bill He, Chairman and CEO of Deer commented: “Deer is in a strong financial and market position to continue to execute on our China domestic market expansion strategies. Deer management continues to focus on the efficient use of shareholders capital for earnings and accretive and synergistic transactions strategically that position Deer as a highly profitable, high growth ODM/OEM manufacturer and marketer of small kitchen electronics in the Chinese consumer marketplace.”

Mr. He continued: “China has the world’s fastest growing kitchen electronics market. Currently, not a single recognized global brand in the small kitchen electronics industry worldwide has any meaningful revenues and brand presence in the Chinese retail consumer marketplace. Faced with declining home market sales and lack of an executable China strategy, global consumer brands have failed to enter China successfully in the recent years. Deer has a direct access to the vast Chinese consumer markets in our industry. While we continue to focus on growing our business, Deer is in the process of weighing several strategic options globally that could potentially further enhance our shareholders value.”

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (www.Deerinc.com) is a NASDAQ Global Market listed U.S. public company headquartered in China. Deer has a 15 year operating business. Supported by more than 103 patents, trademarks, copyrights and approximately 1,900 company-trained seasonal and full-time staff, Deer is a leading designer, ODM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make today's lifestyles simpler and healthier. With more than 100 global clients/branded products such as Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in the recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

 Contact Information:

Corporate Contact:
Mrs. Yongmei Wang, Head of International Sales
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
Email: investors@deerinc.com

Source: Deer Consumer Products, Inc.